EXHIBIT 24.2
               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
MedAmicus, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 of MedAmicus, Inc. of our report dated February 17, 1995, relating to the balance sheet of MedAmicus Inc. as of December 31, 1994, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB/A of MedAmicus, Inc. and to the reference to our firm under the heading "Experts" therein.

                              KPMG Peat Marwick LLP

Minneapolis, Minnesota
December 20, 1996